Exhibit 5.1

LAW OFFICES

S. ALAN ROSEN* ROBERT P. BECKHAM III ARTHUR A. COREN* MEL ARANOFF* KHOI DANG * A LAW CORPORATION OF COUNSEL RONALD R. COHN RICHARD MCDONALD MICHAEL M. MURPHY YOUNG H. PARK STEVE SWEENEY	HORGAN, ROSEN, BECKHAM & COREN A LIMITED LIABILITY PARTNERSHIP SUITE 200 23975 PARK SORRENTO CALABASAS, CALIFORNIA 91302-4001 (818) 591-2121 FACSIMILE (818) 591-3838 www.horganrosen.com	GARY M. HORGAN (1946-2012) LOS ANGELES (213) 975-9595 (310) 552-2010 SAN DIEGO (619) 295-3160

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August 17, 2012

The Board of Directors

First California Financial Group, Inc.

3027 Townsgate Road #300

Westlake Village, CA

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to First California Financial Group, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (as may be amended, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”): (i) 293,626 shares of the Company’s common stock, $0.01 value per share (the “Common Stock”), to be issued by the Company in connection with the acquisition of Premier Service Bank by merger (the “Merger”), which number of shares of Common Stock to be issued by the Company may be adjusted as required under the terms of the Merger Agreement (as hereinafter defined). In our capacity as counsel to the Company and for purposes of this opinion, we have examined the following (collectively, the “Documents”):

•	the Agreement and Plan of Merger, February 27, 2012, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated July 9, 2012 (the “Merger Agreement”);

•	the Registration Statement;

•	the Certificate of Good Standing from the Delaware Secretary of State, dated as of the date hereof;

•	the Articles of Incorporation of the Company, as certified by the Secretary of the Company, as of the date hereof;

•	the Bylaws of the Company, as certified by the Secretary of the Company, as of the date hereof; and

The Board of Directors of First California Financial Group, Inc.

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•	the Resolutions of the Board of Directors, adopted on February 27, 2011 and July 9, 2012, as certified by the Secretary of the Company, as of the date hereof.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.	We have assumed without verification the genuineness of all signatures on all documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B.	In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

C.	The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D.	We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

E.	We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the Delaware General Corporation Law (the “DGCL”) as in effect on this date. Insofar as the opinions expressed herein relate to the DGCL, we have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to us.

Based on the foregoing, we are of the opinion that the 293,626 shares of the Company’s Common Stock that may be issued to the holders of Premier Service Bank common stock in connection with the Merger have been duly authorized by the Company and that, when issued to the shareholders of Premier Service Bank in accordance with the terms of the Merger Agreement upon consummation of the Merger, such shares of the Company’s Common Stock will be validly issued, fully paid and nonassessable under the DGCL as in effect on this date.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

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The Board of Directors of First California Financial Group, Inc.

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We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

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HORGAN, ROSEN, BECKHAM & COREN, L.L.P.